Exhibit 99-B.8.93
SECOND AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT effective August 1, 2007 among ING Life Insurance and Annuity
Company (ING Life), Wells Fargo Funds Management, LLC (the Company), acting as the administrator for the registered open-end management investment companies (each a Fund or collectively the Funds), whose shares are or may be distributed by Wells Fargo Funds Distributor,
LLC (the Distributor).

WHEREAS, ING Life, Strong Investor Services, Inc. and Strong Investments, Inc. signed a
Fund Participation Agreement effective August 19, 2002, as amended by the First Amendment to
Participation Agreement dated October 30, 2006, to reflect the assignment of the Fund Participation
Agreement to Wells Fargo Funds Management, LLC and Wells Fargo Funds Distributor, LLC,
(together, the Agreement).

WHEREAS, ING Life, Company and Distributor desire to amend the Agreement in accordance with the provisions of Section 11 thereof;

NOW THEREFORE, in consideration of the above premises, ING Life, Company and
Distributor hereby agree to amend the Agreement as follows:

1.	Miscellaneous. The following information is hereby added after the information listed for “To ING Life” in Section 11(b) Notices, of the Agreement.

Effective November 2, 2007, the above referenced information is changed to the following:

Michael Eldredge
ING
One Orange Way, B3N
Windsor, CT 06095-4774

2.	Funds and Fees to ING Life. Schedule A is restated in its entirety, as attached hereto.

3.	Establishment of Accounts; Availability of Fund. Schedule B is restated in its entirety, as attached hereto.

4.	Pricing Information; Orders; Settlement. Section 2(l) of the Agreement is hereby deleted in its entirety and replaced with the following:

(l) Disruptive Trading/Restrictions on “Excessive Trading.” The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life has adopted its own excessive trading policy. ING Life has recently modified its excessive trading policy. A copy of such modified policy is attached as Exhibit I (the “Policy”). This Policy became effective and operational on October 16, 2007. The Company does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life monitors individual Participant and Contract owner trading in accordance with its Policy. ING Life will use its best efforts, and shall reasonably cooperate with the Distributor and the Funds will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Distributor or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties entered into a separate shareholder information agreement on April 16, 2007 effective October 16, 2007. ING Life agrees to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties. ING Life agrees to continue to monitor and deter excessive trading in the Funds which are available through ING Life’s variable products in accordance with ING Life’s modified excessive trading policy which is attached to and made part of said shareholder information agreement.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

(Section Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first set forth above.

ING LIFE INSURANCE AND ANNUITY		WELLS FARGO FUNDS MANAGEMENT, LLC
COMPANY
By:	/s/ Michael C. Eldredge	By:	/s/ A. Erdem Cimen
Name: Michael C. Eldredge		Name: _A. Erdem Cimen
Title: Vice President		Title: _Senior Vice President

WELLS FARGO FUNDS DISTRIBUTOR, LLC

		By:	/s/ Randy Henze
Name: _Randy C. Henze
Title: _Senior Vice President

Schedule A

Funds and Fees to ING Life

(a) Company shall pay to ING Life a fee, calculated and paid monthly in arrears, equal to the product of: (i) the product of (a) the number of calendar days in the applicable month divided by the number of calendar days in that year (365 or 366, as applicable) and (b) the percentage specified below and
(ii) the average daily market value of the investment held in such Fund, or class of shares as applicable, pursuant to this Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of held) on each day during the calendar month and dividing by the total number of days during such month. Notwithstanding the foregoing, there shall be excluded from the computation of such amount the value of shares first placed or purchased in an
Account after termination of this Agreement. Fees will be paid, at Company’s election, by wire transfer or by check. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the month (provided that such calculation shall be limited to the following information: (i) the average daily balance by account, (ii) the annual fee rate, and (iii) the final product of the calculation) and such other supporting data as may be reasonably requested by
ING Life.

(b) The Funds subject to the Agreement and applicable annual fees are as follows:

Class/Fund Name	Annual Rate
A, Advisor, and Investor Class Shares (Equity Funds)	0.55%
A, Advisor, and Investor Class Shares (Fixed Income Funds)	0.45%
Administrator, D, and Z Class Shares (Equity Funds)	0.35%
Administrator and Z Class Shares (Fixed Income Funds)	0.25%
Institutional Class Shares (Equity Funds)	0.15%
Institutional Class Shares (Fixed Income Funds)	0.05%
Equity Index Funds, Index Funds and Money Market Funds	0.00%

Exceptions to the rates above are as follows:

Class/Fund Name	Annual Rate
C&B Mid Cap Value A Class	0.45%
C&B Large Cap Value A Class	0.35%
C&B Mid Cap Value Admin Class	0.25%
C&B Large Cap Value Admin Class	0.25%
C&B Mid Cap Value Institutional Class	0.00%
C&B Large Cap Value Institutional Class	0.00%
Small Cap Value Fund – Institutional Class	0.10%

(c) Fund as used in the Agreement shall be deemed to include any class of shares of any Fund.

A-1

Schedule B

Establishment of Accounts; Availability of Fund

Variable Annuity Accounts B, C, F and I

Separate Account D

Exhibit I

ING “EXCESSIVE TRADING” POLICY

The ING Family of insurance	1. ING actively monitors fund transfer	2.	If ING determines that an individual
companies (“ING”), as providers	and reallocation activity within its		has made a purchase of a fund
of multi-fund variable insurance	variable insurance and retirement		within 60 days of a prior round-trip
and retirement products, has	products to identify Excessive		involving the same fund, ING will
adopted this Excessive Trading	Trading.		send them a letter warning that
Policy to respond to the demands			another sale of that same fund
of the various fund families which	ING currently defines Excessive Trading as		within 60 days of the beginning of
make their funds available			the prior round-trip will be deemed
through our variable insurance	a. More than one purchase and		to be Excessive Trading and result
and retirement prod-ucts to	sale of the same fund (including		in a six month suspension of their
restrict excessive fund trading	money market funds) within a 60		ability to initiate fund transfers or
activity and to ensure compliance	calendar day period (hereinafter,		reallocations through the Internet,
with Section 22c-2	a purchase and sale of the same		facsimile, Voice Response Unit
of the Investment Company Act	fund is referred to as “round-		(VRU), telephone calls to the ING
of 1940, as amended. ING’s	trip”). This means two or more		Customer Service Center, or other
current definition of Excessive	round-trips involving the same		electronic trading medium that
Trading and our policy with	fund within a 60 calendar day		ING may make available from time
respect to such trading activity	period would meet ING’s		to time (“Electronic Trading
is outlined below.	definition of Excessive Trading:		Privileges”). Likewise, if ING
	or		determines that an individual has
	b. Six round-trips within a twelve		made five round-trips within a twelve
	month period.		month period, ING will send them a
letter warning that another purchase
	The following transactions are excluded		and sale of that same fund within
	when determining whether trading		twelve months of the initial purchase
	activity is excessive:		in the first round-trip in the prior
	a. Purchases or sales of shares		twelve month period will be deemed
	related to non-fund transfers		to be Excessive Trading and result in
	(for example, new purchase		a six month suspension of their
	payments, withdrawals and		Electronic Trading Privileges.
	loans);		According to the needs of the
various business units, a copy of the
	b. Transfers associated with		warning letters may also be sent, as
	scheduled dollar cost averaging,		applicable, to the person(s) or entity
	scheduled rebalancing or		authorized to initiate fund transfers
	scheduled asset allocation		or reallocations, the agent/registered
	programs;		representative or investment adviser
	c. Purchases and sales of fund		for that individual. A copy of the
	shares in the amount of $5,000		warning letters and details of the
	or less;		individual’s trading activity may
also be sent to the fund whose shares
	d. Purchases and sales of funds that		were involved in the trading activity.
affirmatively permit short-term
trading in their fund shares, and
movement between such funds
and a money market fund; and

e. Transactions initiated by a member of the ING family of insurance companies.

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ING “EXCESSIVE TRADING” POLICY

3. If ING determines that an individual	4. Following the six month suspension	6.	Each fund available through ING’s
has used one or more of its products	period during which no additional		variable insurance and retirement
to engage in Excessive Trading,	Excessive Trading is identified,		products, either by prospectus or
ING will send a second letter to the	Electronic Trading Privileges may		stated policy, has adopted or may
individual. This letter will state that	again be restored. ING will continue		adopt its own excessive/frequent
the individual’s Electronic Trading	to monitor the fund transfer and		trading policy. ING reserves the
Privileges have been suspended for a	reallocation activity, and any future		right, without prior notice, to
period of six months. Consequently,	Excessive Trading will result in an		implement restrictions and/or
all fund transfers or reallocations,	indefinite suspension of the		block future purchases of a fund
not just those which involve the fund	Electronic Trading Privileges.		by an individual who the fund
whose shares were involved in the	Excessive Trading activity during		has identified as violating its
Excessive Trading activity, will then	the six month suspension period		excessive/frequent trading policy.
have to be initiated by providing	will also result in an indefinite		All such restrictions and/or
written instructions to ING via	suspension of the Electronic		blocking of future fund purchases
regular U.S. mail. During the six	Trading Privileges.		will be done in accordance with
month suspension period, electronic			the directions ING receives from
“inquiry only” privileges will be	5. ING reserves the right to limit fund		the fund.
permitted where and when possible.	trading or reallocation privileges
A copy of the letter restricting future	with respect to any individual, with
transfer and reallocation activity to	or without prior notice, if ING
regular U.S. mail and details of the	determines that the individual’s
individual’s trading activity may also	trading activity is disruptive,
be sent to the fund whose shares	regardless of whether the individual’s
were involved in the Excessive	trading activity falls within the
Trading activity.	definition of Excessive Trading set
forth above. Also, ING’s failure to
send or an individual’s failure to
receive any warning letter or other
notice contemplated under this
Policy will not prevent ING from
suspending that individual’s Electronic Trading Privileges or taking any other action provided
for in this Policy.

www.ing.com/us www.ingretirementplans.com
Insurance products, annuities and retirement plan funding that are issued by (third party administrative services may also be provided by) ING Life Insurance and Annuity
Company and ReliaStar Life Insurance Company are distributed by ING Financial Advisers, LLC (member SIPC). One Orange Way, Windsor, CT 06095-4774. These companies are wholly owned, indirect subsidiaries of ING Groep N.V. Securities may also be distributed through other broker-dealers with which ING has selling agreements. Insurance obligations are the responsibility of each individual company. Products and services may not be available in all states.
©2007 North America Insurance Company C07-0613-002 (6/07)

PDF.M.S.MS.1796 (8/07)	Retirement Insurance Investments	ING Logo